As filed with the Securities and Exchange Commission on April 9, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PROBUSINESS SERVICES, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2976066 (I.R.S. Employer Identification Number)

4125 Hopyard Road
Pleasanton, CA 94588
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

1996 Stock Option Plan
1997 Employee Stock Purchase Plan
(Full title of the plan)

Thomas H. Sinton
President and Chief Executive Officer
4125 Hopyard Road
Pleasanton, CA 94588
(925) 737-3500
(Name, address and telephone number of agent for service)

Copy to:
Elizabeth R. Flint
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
(650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed
		Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share	Offering Price	Fee

Common Stock, $0.001 par value to be issued upon exercise of options available for grant under the 1996 Stock Option Plan(4)	2,450,546	$19.26 (2)	$47,197,515.96	$4,342.17

Common Stock, $0.001 par value to be issued upon exercise of options available for grant under the 1997 Employee Stock Purchase Plan(4)	225,000	$16.37 (3)	$3,683,250.00	$338.86

(1)	This registration statement shall also cover any additional shares of common stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of ProBusiness common stock.

(2)	Computed in accordance with Rule 457(h) under the Securities Act. Such computation is based on (i) $19.26 per share (the average of the high and low prices for ProBusiness common stock as reported on the Nasdaq National Market on April 8, 2002) for shares reserved for future issuance.

(3)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee, based on 85% of the average of the high and low prices for ProBusiness common stock as reported on the Nasdaq National Market on April 8, 2002, which price is $16.37.

(4)	Includes Preferred Stock Purchase Rights which, prior to the occurrence of certain events, will not be exercisable or evidenced separately from the common stock.

PROBUSINESS SERVICES, INC.

REGISTRATION STATEMENT ON FORM S-8

PART II

Item 3. INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and information filed by ProBusiness Services, Inc. (“ProBusiness”) with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(1)	ProBusiness’ Annual Report on Form 10-K, for the fiscal year ended June 30, 2001, filed on September 28, 2001;

(2)	ProBusiness’ Quarterly Report on Form 10-Q for the quarter ended September 30, 2001, filed on November 14, 2001;

(3)	ProBusiness’ Quarterly Report on Form 10-Q for the quarter ended December 31, 2001, filed on February 14, 2002;

(4)	ProBusiness’ Current Report on Form 8-K dated January 7, 2002, filed on January 7, 2002, and as amended by the Current Report on Form 8-K/A filed on February 19, 2002;

(5)	The description of ProBusiness’ common stock contained in its registration statement on Form 8-A filed on September 4, 1997; and

(6)	The description of ProBusiness’ preferred stock purchase rights contained in its registration statement on Form 8-A filed on August 17, 2001, as amended by the registration statement on Form 8-A/A filed on January 8, 2002.

     All documents subsequently filed by ProBusiness pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, are incorporated by reference in this registration statement from the date of filing of such documents.

Item 4. DESCRIPTION OF SECURITIES

     Not applicable.

Item 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

     Not applicable.

Item 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     ProBusiness’Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) for unlawful payments or dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for transactions from which the directors derived an improper personal benefit.

     ProBusiness’ Bylaws provide that it shall indemnify its officers and directors, subject to certain limits, and may indemnify its employees and other agents, to the fullest extent provided by Delaware law, including those circumstances where indemnification would otherwise be discretionary under Delaware law. The Bylaws authorize the use of indemnification agreements, and ProBusiness has entered into such agreements with each of its directors and officers.

     ProBusiness maintains directors and officers insurance providing indemnification for certain of its directors, officers, affiliates, partners or employees for certain liabilities.

     Delaware law does not permit a corporation to eliminate a director’s duty of care, and the provisions of ProBusiness’ Certificate of Incorporation have no effect on the availability of equitable remedies such as injunction or rescission, based upon a director’s breach of the duty of care.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted under the foregoing provisions and agreements, ProBusiness has been informed that in the opinion of the staff of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. EXEMPTION FROM REGISTRATION

     Not applicable.

Item 8. EXHIBITS

Exhibit
Number	Document

4.2	1996 Stock Option Plan (as amended)

4.3*	1997 Employee Stock Purchase Plan.

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Incorporated by reference from ProBusiness’ Registration Statement on Form S-8 (File No. 333-37129), which was filed on October 3, 1997.

Item 9. UNDERTAKINGS

     (a)  ProBusiness hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)  ProBusiness hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of ProBusiness’ annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of ProBusiness pursuant to law, ProBusiness’ Amended and Restated Certificate of Incorporation, Bylaws, indemnification agreements, or otherwise, ProBusiness has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by ProBusiness of expenses incurred or paid by a director, officer or controlling person of ProBusiness in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, ProBusiness will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, ProBusiness certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pleasanton, State of California, on this ninth day of April, 2002.

PROBUSINESS SERVICES, INC.

By:	/s/ Thomas H. Sinton

Thomas H. Sinton Chief Executive Officer and President

POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Thomas H. Sinton and Steven E. Klei, and each of them, as his attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully and to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas H. Sinton Thomas H. Sinton	President, Chief Executive Officer and Director (Principal Executive Officer)	April 9, 2002

/s/ Steven E. Klei Steven E. Klei	Executive Vice President and Chief Financial Officer and Secretary (Principal Financial Officer)	April 9, 2002

/s/ Glenda A. Citragno Glenda A. Citragno	Vice President and Chief Accounting Officer (Chief Accounting Officer)	April 9, 2002

/s/ William T. Clifford William T. Clifford	Director	April 9, 2002

/s/ David C. Hodgson David C. Hodgson	Director	April 9, 2002

/s/ Ronald W. Readmond Ronald W. Readmond	Director	April 9, 2002

/s/ Thomas P. Roddy Thomas P. Roddy	Director	April 9, 2002

INDEX TO EXHIBITS

Exhibit
Number	Document

4.2	1996 Stock Option Plan (as amended)

4.3*	1997 Employee Stock Purchase Plan.

5.1	Opinion of counsel as to legality of securities being registered.

23.1	Consent of Ernst & Young LLP, independent auditors.

23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1)

24.1	Power of Attorney (contained in signature page)

*	Incorporated by reference to ProBusiness’ Registration Statement on Form S-8 (File No. 333-37129), which was filed on October 3, 1997.